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                                                                   Exhibit 10.27





                                  April 12, 2001



Mr. Robert Norton
IOS Brands Corporation
3113 Woodcreek Drive
Downers Grove, Illinois 60515

Dear Bob:

                  This letter (this "Agreement") sets forth the terms of your employment with IOS Brands Corporation ("IOS") and its subsidiaries, and replaces and supercedes your prior employment agreement dated August 18, 1998.

                  Duties. You shall serve as Chairman of the Board, Chief Executive Officer and President of IOS, as well as President and Chief Executive Officer of its wholly owned subsidiary Florists' Transworld Delivery Inc. ("FTD"), through September 30, 2003, which term shall automatically renew for two-year periods thereafter unless this Agreement is terminated as provided herein upon notice by IOS and FTD prior to the commencement of any two-year renewal period. You shall perform duties assigned by IOS and FTD from time to time that are consistent with your positions. You shall devote your entire business time to the affairs of IOS and its subsidiaries and affiliates, the performance of your duties under this Agreement and the promotion of the interests of IOS and its subsidiaries and affiliates.

                  Compensation. As full compensation for the performance by you of your duties under this Agreement, FTD shall compensate you during your employment as follows:

                  (a) Salary. FTD shall pay to you a salary of $450,000 per year, payable in the periodic installments ordinarily paid by FTD to employees of FTD at comparable levels to you. You shall be entitled to such merit increases in base salary as the Board of Directors of FTD may determine, in its discretion.

                  (b) Performance Bonus. In accordance with the terms of the FTD executive bonus plan, FTD shall pay to you a performance bonus ("Performance Bonus") based upon the following percentages of your base salary:

                  (i) 35% of your annual base salary level at the time of
                      payment, based upon achieving an EBITDA target level at least equal to Level A (Minimum Level) but less than Level B (Plan Level);

                 (ii) 70% of your annual base salary level at the time of
                      payment, based upon achieving an EBITDA target level at least equal to Level B (Plan Level but less than Level C (Maximum Level); or

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Employment Agreement Between IOS and Robert Norton
April 12, 2001
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                  (iii) 100% of your annual base salary at the time of payment, based upon achieving an EBITDA target level at least equal to Level C (Maximum Level).

                  For purposes of payment of the Performance Bonus, the EBITDA target Levels A, B and C will be set each year by the Board of Directors of FTD. If FTD attains an EBITDA between the threshold and mid-level targets (i.e., between Levels A and B) or between the mid-level and high-point targets (i.e., between Levels B and C), as the case may be, the amount of the Performance Bonus shall be determined by linear interpolation between the relevant bonus percentages and targets.

                  (c) Equity Incentive Awards. You have been entitled to participate in the IOS/FTD equity incentive plan and any stock options or restricted stock awards granted to you, including any granted prior to the date hereof, shall be deemed to include vesting provisions that accelerate the vesting of any unvested awards upon the occurrence of a Change of Control (as defined below).

                  (d) Paid Vacation. You shall be entitled to four weeks of paid vacation during each year of employment.

                  (e) Benefits. You shall be entitled to all additional employment-related benefits that are made available from time to time to employees of FTD at comparable levels to you, provided you satisfy any eligibility requirements for such benefits.

                  (f) Expense Reimbursement. FTD shall reimburse you, in accordance with the policies from time to time in effect for other employees of FTD, for all reasonable and necessary travel expenses and other disbursements made or incurred by you, for or on behalf of FTD or IOS, in the performance of your duties under this Agreement.

         Immediate Vesting of Awards Upon Change of Control.

                  (a) In the event a Change of Control occurs during your employment, notwithstanding any provision of this Agreement or any other agreement governing any equity incentive awards held by you, any outstanding stock options or restricted stock awards granted by IOS, FTD or any subsidiary of either company shall vest in full and become immediately exercisable, and any restrictions relating thereto shall lapse, upon the occurrence of such Change of Control. For purposes of this agreement, "Change of Control" shall mean:

                  (i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors ("Voting Stock") of IOS or FTD, respectively; provided, however, that for purposes
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Employment Agreement Between IOS and Robert Norton
April 12, 2001
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                           of this subsection (i), the following acquisitions
                           shall not constitute a Change of Control: (A) any acquisition directly from IOS or FTD, (B) any acquisition by IOS, FTD, any subsidiary of IOS or FTD or any employee benefit plan (or related trust) sponsored or maintained by IOS or FTD or any such subsidiary or (C) any acquisition by any of Perry Acquisition Partners, L.P., Bain Capital, Inc., Fleet Private Equity Co. Inc. or any of their respective affiliates;

                  (ii) a change in a majority of the members of the Board of Directors of IOS or FTD, respectively, occurs (A) within one year following the public announcement of an actual or threatened election contest (within the meaning of Rule 14a-11 under the Exchange Act) or the filing of a Schedule 13D or other public announcement indicating a Person intends to effect a change in control of IOS or FTD or (B) as a result of a majority of the members of the Board having been proposed, designated or nominated by a Person (other than IOS or FTD through their respective Boards of Directors or duly authorized committees thereof or through the exercise of contractual rights);

                  (iii) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of IOS or FTD (a "Business Combination"), in each case, unless, following such Business Combination, (A) more than 50% of the Voting Stock of the entity resulting from such Business Combination is held in the aggregate by
                           (1) the holders of securities entitled to vote generally in the election of directors of IOS or FTD immediately prior to such transaction, (2) any employee benefit plan (or related trust) sponsored or maintained by IOS or FTD or such entity or any subsidiary of any of them or (3) any of Perry Acquisition Partners, L.P., Bain Capital, Inc., Fleet Private Equity Co. Inc. or any of their respective affiliates and (B) at least half of the members of the board of directors of the entity resulting from such Business Combination were members of the Board of Directors of IOS or FTD at the time of the execution of the initial agreement, or the action of the Board of Directors of IOS or FTD, providing for such Business Combination; or

                  (iv) approval by the stockholders of IOS or FTD of a complete liquidation or dissolution of IOS or FTD.

                  (b) If, during your employment, a Change in Control occurs that does not involve the direct acquisition of shares of capital stock of FTD.COM INC. ("FTD.COM"), then, at your election upon written notice given to IOS not more than 30 days after such Change in Control, you may exchange any shares of capital stock of FTD.COM owned by you (including any shares subject to options that vest or restricted stock that vests as a result of such Change in Control transaction) for an amount in cash equal to the ten day trailing average closing price for

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Employment Agreement Between IOS and Robert Norton
April 12, 2001
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such shares as quoted on the principal exchange or trading system on which such shares are then listed or traded (or if such shares are not so listed or traded at the fair market value as determined in good faith by the Board of Directors of IOS at the time of such Change in Control); such cash amount to be offset by an amount equal to any exercise price applicable to any such shares.

                  Payment of Promissory Notes and Gross Up Payment. Upon the occurrence of a Change of Control during your employment, FTD shall cancel and forgive all remaining obligations and liabilities you have that are evidenced by any and all promissory notes payable by you to IOS or FTD and IOS shall be obligated to make "gross up payments" to the extent required by law to cover certain tax obligations in the manner contemplated by Exhibit A hereto.

                  Severance. IOS and FTD shall have the right to terminate your employment by giving you written notice of the effective date of the termination. If your employment is terminated (a) without "cause" by IOS or FTD or (b) by you following your assignment to a position that represents a material diminution in your operating responsibilities (it being understood that a change in your title shall not by itself entitle you to terminate your employment and receive the right to severance payments under this paragraph), FTD will pay you continued salary for 24 months from the effective date of any such termination under clause (a) or (b) above ("Termination Date"). FTD's obligations to make continuing salary payments shall be subject to your best efforts to mitigate, and you will promptly inform IOS and FTD of any subsequent employment. In addition to the foregoing continued salary payments, on the Termination Date, FTD shall cause you to be entitled to accelerated vesting of any options to purchase capital stock of IOS, FTD or any subsidiary of either company (with unrestricted rights to exercise any such stock options) and vesting of all capital stock of IOS, FTD or any subsidiary of either company subject to forfeiture under restricted stock awards in the same manner and extent as would be the case in the event of a Change of Control. Your participation (including dependent coverage) in any life, disability, group health and dental benefit plans provided by FTD, in effect immediately prior to the Termination Date, shall be continued after the Termination Date, in accordance with FTD policy relating to such plans as of the Termination Date, until the earlier of (i) the end of the 24-month severance period or (ii) the date on which you accept other full-time employment. Following the Termination Date, neither IOS nor FTD shall be obligated to (1) provide business accident insurance covering you or (2) make contributions on your behalf to any qualified retirement and pension plans or profit sharing plans.

                  For purposes of this Agreement, "cause" means any of the following events that the IOS or FTD Board of Directors has determined, in good faith, has occurred: (i) your continual or deliberate neglect of the performance of your material duties; (ii) your failure to devote substantially all of your working time to the business of IOS and its subsidiaries or affiliated companies; (iii) your engaging willfully in misconduct in connection with the performance of any of your duties, including, without limitation, the misappropriation of funds or securing or attempting to secure personally any profit in connection with any transaction entered into on behalf of IOS or its subsidiaries or affiliated companies; (iv) your willful breach of any confidentiality or nondisclosure agreements with IOS or FTD (including this Agreement)

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Employment Agreement Between IOS and Robert Norton
April 12, 2001
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or your violation, in any material respect, of any code or standard of behavior generally applicable to employees or executive employees of IOS or FTD; (v) your violation of the separate confidentiality and non-competition agreement described below and attached hereto as Exhibit B; or (vi) your engaging in conduct that results in material injury to the reputation of IOS or its subsidiaries or affiliated companies such as conviction for a felony or crime involving fraud under Federal, state or local laws, or embezzlement.

                  Confidential Information and Non-Competition. You agree that the separate agreement between you and FTD (attached hereto as Exhibit B and made a part hereof, which provides for (a) non-disclosure of confidential information, (b) non-competition and (c) non-solicitation of customers, suppliers and employees) shall remain in full force and effect until three years after your employment with FTD is terminated.

                  Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

                  Miscellaneous. This Agreement shall be governed by the laws of the State of Illinois, without regard to the conflicts-of-laws principles thereof. You, IOS and FTD consent to jurisdiction and venue in any federal or state court located in Chicago, Illinois. This Agreement and the accompanying Exhibits A and B state our entire agreement and understanding regarding your employment with IOS and FTD. This Agreement may be amended only by a written document signed by each of you, IOS and FTD. No delay or failure to exercise any right under this Agreement shall serve as a waiver of any such right. If any provision of this Agreement is held to be partially or completely invalid or unenforceable, then that provision shall only be ineffective to such extent of its invalidity of unenforceability, and the validity or enforceability of any other provision of this Agreement shall not be affected.

                           [intentionally left blank]
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Employment Agreement Between IOS and Robert Norton
April 12, 2001
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                  Any controversy relating to this Agreement shall be settled by arbitration in Chicago, Illinois in accordance with the commercial arbitration rules of the American Arbitration Association, except as otherwise provided in the confidentiality and non-competition agreement attached hereto as Exhibit B and made a part hereof. In the event of any inconsistency between this Agreement and any personnel policy or manual of FTD with respect to any matter, this Agreement shall govern the matter. You shall be entitled to be reimbursed for your reasonable costs and expenses, including attorneys' fees, incurred in connection with the enforcement of your rights under this Agreement to the extent that you prevail in any such controversy.

                                            Sincerely,



                                            Richard C. Perry
                                            Director
                                            IOS Brands Corporation
                                            Florists' Transworld Delivery, Inc.
Accepted as of this
_____day of March, 2001


________________________________
Robert L. Norton

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Employment Agreement Between IOS and Robert Norton
April 12, 2001
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                                                                       Exhibit A


                  2. Certain Additional Payments by IOS. (a) Notwithstanding any other provision of the employment agreement to the contrary, in the event that it shall be determined (as hereafter provided) that any payment (other than the Gross-Up Payment (as defined below) provided for in this Exhibit A) or distribution by IOS or any of its subsidiaries or affiliates to or for your benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, plan, policy, program or arrangement, including but not limited to any stock option, performance share, performance unit, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (or any successor provision thereto), by reason of being considered "contingent on a change in ownership or control" of IOS, within the meaning of
         Section 280G of the Code (or any successor provision thereto), or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the "Excise Tax"), then you shall be entitled to receive an additional payment or payments (collectively, a "Gross-Up Payment"). The Gross-Up Payment shall be in an amount such that, after payment by you of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.

                  (b) Subject to the provisions of paragraph (f) below, all determinations required to be made under this Exhibit A, including whether any Excise Tax is payable by you and the amount of any such Excise Tax and whether a Gross-Up Payment is required to be paid by IOS to you and the amount of any such Gross-Up Payment, shall be made by a nationally recognized accounting firm other than KPMG LLP (the "Accounting Firm") selected by you in your sole discretion. You shall direct the Accounting Firm to submit its determination and detailed supporting calculations to both IOS and you within 30 calendar days after the termination of your employment, if applicable, and any such other time or times as may be requested by IOS or you. If the Accounting Firm determines that any Excise Tax is payable by you, IOS shall pay the required Gross-Up Payment to you within five business days after receipt of such determination and calculations with respect to any Payment to you. If the Accounting Firm determines that no Excise Tax is payable by you, it shall deliver to IOS and you at the same time as it makes such a determination an opinion that you have substantial authority not to report any Excise Tax on his federal, state or local income or other tax return. As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that shall not have been made by IOS should have been made (an "Underpayment"), consistent with the calculations required to be made hereunder. In the event that IOS exhausts or fails to pursue its remedies pursuant to paragraph (f) below and you thereafter are required to make a payment of any Excise Tax, you shall direct the Accounting Firm to determine the amount of the
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Employment Agreement Between IOS and Robert Norton
April 12, 2001
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         Underpayment that has occurred and to submit its determination and detailed supporting calculations to both IOS and you as promptly as possible. Any such Underpayment shall be promptly paid by IOS to, or for the benefit of, you within five business days after receipt of such determination and detailed supporting calculations.

                  (c) IOS and you shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of IOS or you, as the case may be, reasonably requested by the Accounting Firm and shall otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by paragraph (b) above. Any determination by the Accounting Firm as to the amount of the Gross-Up Payment shall be final, conclusive and binding upon IOS and you.

                  (d) The federal, state and local income or other tax returns filed by you shall be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to any Excise Tax payable by you. You shall make proper payment of the amount of any Excise Tax and, at the request of IOS, shall provide to IOS true and correct copies (with any amendments) of your federal income tax return as filed with the Internal Revenue Service and any relevant corresponding state and local tax returns as filed with the applicable taxing authority, and such other documents reasonably requested by IOS, evidencing such payment. If prior to the filing of your federal income tax return or any relevant corresponding state or local tax return, the Accounting Firm determines that the amount of the Gross-Up Payment should be reduced, you shall within five business days pay to IOS the amount of such reduction.

                  (e) The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by paragraph (b) above shall be borne by IOS. If such fees and expenses are initially paid by you, IOS shall reimburse you the full amount of such fees and expenses within five business days after receipt from you of a statement therefor and reasonable evidence of your payment thereof.

                  (f) You shall notify IOS in writing of any claim by the Internal Revenue Service or any other taxing authority that, if successful, would require the payment by IOS of a Gross-Up Payment. Such notification shall be given as promptly as practicable but no later than ten business days after you actually receive notice of such claim and you shall further apprise IOS of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by you). You shall not pay such claim prior to the earlier of (i) the expiration of the 30-calendar-day period following the date on which he gives such notice to IOS and (ii) the date that any payment of any amount with respect to such claim is due. If IOS notifies you in writing prior to the expiration of such period that it desires to contest such claim, you shall:

                      (1) provide IOS with any written records or documents in his possession relating to such claim reasonably requested by IOS;

                      (2) take such action in connection with contesting such claim as IOS shall reasonably request in writing from time to time, including but
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Employment Agreement Between IOS and Robert Norton
April 12, 2001
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                             not limited to accepting legal representation with
                             respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by IOS;

                      (3) cooperate with IOS in good faith in order to effectively contest such claim; and

                      (4) permit IOS to participate in any proceedings relating to such claim;

provided, however, that IOS shall bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and shall indemnify and hold harmless you, on an after-tax basis, from and against any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this paragraph (f), IOS shall control all proceedings taken in connection with the contest of any claim contemplated by this paragraph (f) and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided that you may participate therein at your own cost and expense) and may at its option either direct you to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and you agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as IOS shall determine; provided, however, if IOS directs you to pay the tax claimed and sue for a refund, IOS shall advance the amount of such payment to you on an interest-free basis and shall indemnify and hold you harmless, on an after-tax basis, from any Excise Tax or income or other tax, including interest or penalties with respect thereto, imposed with respect to such advance; provided further, however, that any extension of the statute of limitations relating to payment of taxes for your taxable year with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, IOS control of any such contested claim shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and you shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

If, after the receipt by you of an amount advanced by IOS pursuant to paragraph
(f) above, you receive any refund with respect to such claim, you shall (subject to IOS complying with the requirements of paragraph (f) above) promptly pay to IOS the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If, after the receipt by you of an amount advanced by IOS pursuant to paragraph (f) above, a determination is made that you shall not be entitled to any refund with respect to such claim and IOS does not notify you in writing of its intent to contest such denial or refund prior to the expiration of 30 calendar days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of any such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid by IOS to you pursuant to this Exhibit A.